EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
J. Alexander’s Corporation:
We consent to the use of our report dated April 2, 2007, with respect to the consolidated balance sheets of J. Alexander’s Corporation and subsidiaries as of December 31, 2006 and January 1, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three fiscal year period ended December 31, 2006, and the related financial statement schedule, incorporated herein by reference. Our report dated April 2, 2007 on the Company’s consolidated financial statements refers to a change in accounting for share-based payments in 2006.
/s/ KPMG LLP
Nashville, Tennessee
May 16, 2007